Exhibit 99.1

Syra Health Announces Second Quarter Financial Results, Advancing Toward Profitability on Margin Gains and Cost Reductions

-	Revenue of $1.9 Million consistent with the year-ago period
-	Revenue led by Population Health’s growth up 197% compared to Q2 2024
-	Gross Margin increases to 38.7%, up 2,090 basis points compared to Q2 2024
-	Earnings per share for the second quarter of 2025 were ($0.01), compared to ($0.21) in the year-ago period

Carmel, Ind., August 12, 2025 / PRNewswire – Syra Health Corp. (OTCQB: SYRA) (“Syra Health” or the “Company”), a healthcare technology company dedicated to powering better health through innovative technology products and services, announced today its financial results for the second quarter ended June 30, 2025.

Q2 2025 Financial Highlights

●	Population Health experienced growth in the quarter, up 197% to $1.6 million from $533,000 in Q2 2024. This increase was primarily driven by revenue from the implementation of our $5.8 million contract to train health workers providing home and community-based services (HCBS) to Medicaid beneficiaries under the purview of the Indiana Family and Social Services Administration (FSSA). Growth was also supported by the continued expansion of services we provide to other state agencies and government customers.

●	Gross margin grew 2,090 basis points to 38.7% compared to 17.8% in the prior year period. Gross margin increased this quarter due to our strategic focus on higher-margin business units and the completion of key project milestones. While this resulted in a strong Q2 performance, gross margins typically fluctuate across quarters and tend to stabilize over the full year. Therefore, the EPS for this quarter should be viewed in the context of overall annual performance, not as a projection for the remaining quarters.

●	Earnings per share for the second quarter of 2025 were ($0.01), a significant improvement from ($0.21) in the same period last year.

●	Cash of $2.3 million and no long-term debt as of June 30, 2025.

2025 Financial Outlook

●	We depend heavily on state, local, and county government budgets for our revenue. In 2025, the United States federal government began pausing or terminating numerous spending programs that potentially fund those programs and institutions that are our customers. As such, we have begun to see delays in new contract awards, or cancellations of previous requests for proposals. These factors, and the possibility of further spending reviews and cancellations, may negatively affect the quantity and time of our revenue, results of operations, and cash flows in the near term.

Recent Operational Highlights

●	Currently engaged in contract negotiations for a $5.8 million agreement to serve as Indiana’s Statewide Access Site for the Child Mental Health Wraparound (CMHW) program, under the FSSA’s Division of Mental Health and Addiction. Once finalized, the Syra team will assist families with completing the application for the CMHW program, connecting them to needed mental health services across 92 counties in Indiana.

●	Awarded a contract worth up to $2.1 million to provide medical management nurses for a major health insurer. This reflects our expanding role supporting insurance providers through clinical staffing, data and analytics to optimize member plans, data visualizations, and HEDIS call center support. It also marks a significant step into the private sector, complementing our ongoing work with public sector customers.

●	Won several contracts across the U.S. with revenue of $100,000 or less, including:

○	Providing behavioral health sessions for Wake County, North Carolina, public health staff, focused on secondary trauma support
○	Conducting a Health and Human Services needs assessment in St. John’s County, Florida
○	Staffing licensed mental health clinicians in Parkway School District, Missouri

●	Achieved ISO 27001:2022 certification, demonstrating the Company’s commitment to data protection and information security for its many technology-based products.

Management Commentary

Priya Prasad, Interim CEO of Syra Health, said, “We are inching closer to profitability, fueled by growth of our Population Health business unit, which continues to exceed expectations. This team delivers high-impact services, from health education and training to data collection, analytics, and large-scale program implementations. Our results this quarter reflect both the increasing demand for these capabilities and the disciplined execution across the organization. We are also expanding into the private sector, complementing our strong foundation with public sector customers. As we fine-tune our corporate strategy, we remain focused on scaling what works and maximizing long-term value for our shareholders.”

Q2 2025 Financial Results

Revenue for the second quarter of 2025 was $1,946,199, consistent with revenue of $1,969,681 in Q2 2024. Revenue in the second quarter of 2025 was driven by the high-margin Population Health business unit, which expanded 197% year-over-year.

Gross profit margin was 38.7% in the second quarter of 2025, a 2,090 basis point expansion compared to 17.8% in the prior year period. Total operating expenses for the second quarter of 2025 were $816,000 compared to $1.7 million in the year-ago period, a decline of 53% over the prior year period. The reduction in operating expenses was driven by continued disciplined cost management and continues to improve the Company’s profitability trajectory.

Adjusted EBITDA for the second quarter of 2025 was ($54,000), a significant improvement compared to ($1.4) million in Q2 of the prior year.

Net loss for the second quarter of 2025 dropped 95% to ($64,000) when compared to ($1.4) million in the second quarter of 2024. This improvement reflects the benefits we continue to receive from our operational restructuring efforts conducted last year.

Salaries and benefits were down 61% to $326,000 when compared to Q2 2024. Salaries and benefits decreased because of lower headcount in 2025 and a strategic focus on streamlining operations through workforce optimization and reduced redundancies. Professional services were up 17% to $165,000 due to fine-tuning our corporate strategy.

Research and Development expenses were down 89% to $30,000 compared to the prior year period, as the result of a decrease in expenses to develop our technology-based solutions.

Selling and administrative expenses decreased 37% from Q2 2024 to $289,000, primarily resulting from our efforts to reduce overhead in 2025.

Cash on hand as of June 30, 2025, was $2.3 million with no long-term debt.

SYRA HEALTH CORP.

CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,305,924	$2,395,405
Accounts receivable, net	886,361	680,827
Other current assets	242,444	276,563
Total current assets	3,434,729	3,352,795

Property and equipment, net	14,572	27,347
Right-of-use asset	22,161	299,190

Total assets	$3,471,462	$3,679,332

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$557,056	$101,690
Accrued expenses	124,753	230,383
Deferred revenue	266,611	16,611
Current portion of operating lease liability, related party	22,161	111,978
Notes payable	86,718	152,887
Total current liabilities	1,057,299	613,549

Non-current portion of operating lease liability, related party	-	187,212

Total liabilities	1,057,299	800,761

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares designated, issued and outstanding	-	-
Class A common stock, $0.001 par value, 100,000,000 shares authorized, 11,339,169 and 8,979,204 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	11,339	8,979
Convertible class B common stock, $0.001 par value, 5,000,000 shares authorized, 600,000 and 833,334 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	600	833
Additional paid-in capital	11,762,278	11,692,952
Accumulated deficit	(9,360,054)	(8,824,193)
Total stockholders’ equity (deficit)	2,414,163	2,878,571

Total liabilities and stockholders’ equity (deficit)	$3,471,462	$3,679,332

SYRA HEALTH CORP.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	2025	2024	2025	2024

Net revenues	$1,946,199	$1,969,681	$3,803,973	$3,722,021
Cost of services	1,193,304	1,619,674	2,461,922	3,192,727
Gross profit	752,895	350,007	1,342,051	529,294

Operating expenses:
Salaries and benefits	326,354	847,064	833,561	1,583,367
Professional services	164,939	141,456	388,965	336,036
Research and development expenses	29,712	277,894	66,885	555,442
Selling, general and administrative expenses	289,069	456,572	576,356	858,837
Depreciation	5,979	17,374	12,776	29,919
Total operating expenses	816,053	1,740,360	1,878,543	3,363,601

Operating loss	(63,158)	(1,390,353)	(536,492)	(2,834,307)

Other income (expense):
Interest income	3,420	3,826	7,718	4,807
Interest expense	(3,858)	(3,729)	(7,806)	(7,806)
Total other income (expense)	(438)	97)	631	(2,999)

Net loss	$(63,596)	$(1,390,256)	$(535,861)	$(2,837,306)

Weighted average common shares outstanding - basic and diluted	11,939,169	6,602,421	11,764,086	6,548,817
Net loss per common share - basic and diluted	$(0.01)	$(0.21)	$(0.05)	$(0.43)

SYRA HEALTH CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended
	June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(535,861)	$(2,837,306)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	12,775	29,919
Common stock issued for services	2,586	37,750
Non-cash lease expense	-	63,199
Stock-based compensation, stock options	54,067	28,486
Changes in operating assets and liabilities:
Accounts receivable	(205,534)	270,539
Accounts receivable, related party	-	(797)
Other current assets	34,119	148,927
Right-of-use asset	277,029	-
Accounts payable	455,366	37,123
Deferred revenue	250,000	6,108
Accrued expenses	(105,630)	(24,761)
Operating lease liability	(277,029)	(63,199)
Net cash provided by/(used in) operating activities	(38,112)	(2,304,012)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	-	(11,111)
Net cash used in investing activities	-	(11,111)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds received on exercise of warrants	14,800	850,129
Repayments on notes payable	(66,169)	(220,729)
Net cash provided by/(used in) financing activities	(51,369)	629,400

NET CHANGE IN CASH AND CASH EQUIVALENTS	(89,481)	(1,685,723)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,395,405	3,280,075
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,305,924	$1,594,352

SUPPLEMENTAL INFORMATION:
Interest paid	$7,087	$7,806
Income taxes paid	$-	$-
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Conversion of Class B common stock to Class A common stock	$2,333	$-
Initial recognition of right-of-use asset and lease liability	$-	$351,193
Prepaid asset financed with note payable	$-	$150,159

Non-GAAP Financial Measures

In addition to financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we have provided the following non-GAAP financial measure in this release and the accompanying tables: adjusted EBITDA. We use this non-GAAP financial measures internally to facilitate period-to-period comparisons and analysis of our operating performance and liquidity, and believe it is useful to investors as a supplement to GAAP measures in analyzing, trending, and benchmarking the performance and value of our business. However, this measure is not intended to be a substitute for those reported in accordance with GAAP. These measures may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures. For reconciliations of historical non-GAAP financial measures to the most comparable financial measures under GAAP, see the table below.

SYRA HEALTH CORP.

RECONCILIATION OF ADJUSTED EBIDTA TO NET LOSS

(UNAUDITED)

	Three Months Ended
	June 30, 2025	June 30, 2024

Net Loss	$(63,596)	$(1,390,256)
Interest Expense	3,858	3,729
Depreciation Expense	5,978	17,374
Taxes	-	-
Earnings before Interest, Taxes Depreciation and Amortization	$(53,760)	$(1,369,153)

About Syra Health

Syra Health is a healthcare technology company that powers better health in critical areas such as mental health, population health, and the healthcare workforce. The company’s leading-edge technology products and innovative services focus on prevention, access, and affordability. With a commitment to improving health, Syra Health is advancing healthcare solutions nationwide and around the world. For more information, please visit www.syrahealth.com.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include but are not limited to, statements relating to the expected use of proceeds, the Company’s operations and business strategy, and the Company’s expected financial results. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release are based on management’s current expectations and are subject to substantial risks, uncertainty, and changes in circumstances. Investors should read the risk factors set forth in our Form 10-K for the year ended December 31, 2024, and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by federal securities laws, the Company specifically disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

For Investor or Media Inquiries:

Christine Drury

IR/PR

Syra Health

463-345-5180

christined@syrahealth.com

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